EXHIBIT 99.1

August 25, 2003	FOR IMMEDIATE RELEASE

WATERS INSTRUMENTS ANNOUNCES FOURTH QUARTER
AND YEAR-END FINANCIAL RESULTS

Minneapolis - Waters Instruments, Inc. (NASDAQ:WTRS) today were $8.4 million compared to $8.5 million for the same period one year ago, a 1 percent decline. The announced financial results for the fourth quarter and fiscal year ended June 30, 2003. Net sales for the fourth quarter company reported a net income of $445,000 or $0.20 per share, compared with last year’s fourth quarter earnings of $688,000 or $.30 per share.

For fiscal year 2003, net sales were $24.9 million, a 2 percent decrease from $25.3 million for the prior year. Net income for fiscal year 2003 was $610,000 or $0.27 per share compared to $1,283,000 or $0.57 per share for fiscal year 2002.

“Like so many other companies, the sales in each of our divisions were adversely affected during fiscal year 2003 due to the uneasiness of the economy, resulting in our customers’ delayed spending,” said President and Chief Executive Officer Jerry Grabowski. “Yet at the same time, we strategically invested in new products and markets that we anticipate will positively impact future sales and earnings.

“We also achieved our goal of increasing cash and decreasing debt in fiscal year 2003,” continued Grabowski. “We increased payments on the bank debt secured to acquire North Central Plastics, reducing long term debt by 26 percent, and we refinanced the bank debt as well.”

The Zareba Systems division, representing over 82 percent of total company sales, is North America’s largest manufacturer of electric fence systems used for containment or control of livestock, equine, pet, nuisance animals, exotics and predators. Sales in fiscal year 2003 increased by 5 percent to over $20 million as a result of growth in product segments for our electric fence systems as well as our major retail farm chains expanding their number of stores.

The Waters Network Systems division, representing 8 percent of total company sales, declined in sales due to customer delays and rescheduling of LAN installations. During fiscal year 2003, the network division added several new dual band wireless and gigabit managed switches to position for future sales.

The Waters Medical Systems division, representing 10 percent of total company sales, continues to expand its RM3 renal perfusion devices in global markets. While capital spending has delayed many of the sales of the RM3 and Oxicom whole blood oximeters, sales of the disposable components used with these devices have remained strong.

Waters Instruments, Inc. is a customer-focused, market-driven provider of value-added technology solutions from three divisions - Zareba Systems, Waters Network Systems, and Waters Medical Systems.  A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn.  The corporate web site is located at www.wtrs.com.

Fourth Quarter and Year-end FY2003 Financial Results

Waters Instruments, Inc.

Condensed Income Statement Highlights

	Three Months Ended		Fiscal Year Ended
	06/30/03	06/30/02	06/30/03	06/30/02
Net sales	$8,409,000	$8,476,000	$24,906,000	$25,304,000
Gross profit	$3,049,000	$3,281,000	$9,079,000	$9,470,000
Operating income	$751,000	$689,000	$1,208,000	$1,976,000
Net income before tax	$684,000	$747,000	$938,000	$1,667,000
Net income after tax	$445,000	$688,000	$610,000	$1,283,000
Basic net income per share	$0.20	$0.30	$0.27	$0.57
Weighted average number of shares outstanding - basic	2,279,174	2,259,563	2,272,383	2,251,948

Waters Instruments, Inc.

Condensed Balance Sheet Highlights

	6/30/03	6/30/02
Current Assets
• Cash and equivalents	$806,000	$348,000
• Account receivables	$5,785,000	$6,128,000
• Inventories	$3,803,000	$3,428,000
• Prepaid expenses and deferred income taxes	$419,000	$377,000
Total Current Assets	$10,813,000	$10,281,000
Net property, plant and equipment	$2,685,000	$3,068,000
Other assets	$6,002,000	$6,343,000
Total Assets	$19,500,000	$19,692,000
Current Liabilities
• Account payables	$2,321,000	$1,767,000
• Accrued expenses/other accrued liabilities	$1,648,000	$1,414,000
• Current portion of LTD	$1,061,000	$878,000
Total Current Liabilities	$5,030,000	$4,059,000
Long-term debt, less current maturities	$2,661,000	$4,171,000
Non-compete liability, less current maturities	$750,000	$1,000,000
Deferred income taxes	$227,000	$206,000
Total Liabilities and Debt	$8,668,000	$9,436,000
Common stock	$228,000	$226,000
Additional paid-in-capital	$1,367,000	$1,313,000
Retained earnings	$9,237,000	$8,717,000
Total Stockholders’ Equity	$10,832,000	$10,256,000
Total Liabilities and Equity	$19,500,000	$19,692,000

This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relating to (i) improving future sales and earnings through investments in new products and markets and (ii) protecting the company’s future financial performance through strategic long-term investments each depend on the effectiveness and timing of such investments, changes and delays in product development plans and schedules, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in technology, pricing or other actions by competitors, general economic conditions and other factors that could cause actual results to differ materially from those stated in such statements.

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Contact:	Kathy Hult
763-509-7444